Exhibit 99.1

Golden Edge Entertainment Inc., launches new subsidiary "Big Data Media"

Miami, FL, June 22, 2016 (GLOBE NEWSWIRE) -- GOLDEN EDGE ENTERTAINMENT INC., (OTC PINK: GDEE) (the "Company"), a diversified entertainment company is pleased to provide the following updates.

Our executive management team is pleased to announce the launch of BIG DATA MEDIA, a new subsidiary to Golden Edge Entertainment Inc. that will focus on the continuous growth and popularity of Streaming Media.

Digital Media Streaming has the ability to attract and interact with hundreds of thousands of people at a fraction of the cost, compared to traditional media delivery. This new delivery system has disrupted the classic broadcasting business model.

Big Data Media plans to begin broadcasting by streaming events that focus on education, entertainment and branding.  The company will implement technology through in-house development, external acquisitions, and strategic partnerships.  Big Data Media's social media integration model will be designed to drive consumer engagement and interactivity on multiple platforms.

The strategy is to utilize sophisticated analytic tools to mine consumer data from mobile applications, social media and event participators. By pulling a targeted audience to the content, the company plans to maximize viewership revenue opportunities.

Price Waterhouse Coopers (PwC) released a report that 78% of U.S. consumers subscribe to at least one Over-the-top (OTT) services, that is, services that deliver film and television content via the Internet, without the need for traditional cable or satellite TV subscriptions. PwC also predicted that revenues from OTT TV streaming would grow to 10.1 billion by 2018, up from $3.3 billion last year. Consumers are also increasingly receiving content across mobile devices. According to Ooyala, tablet and Smartphone video consumption grew 35% in the past year and 170% since 2013.

With the OTT usage and the growth of mobile video consumption, consumers will demand more content and a range of tools to receive, customize, and share.  GE’s new subsidiary will be focused on adapting to the ongoing changes in the creation, production and delivery of video content, while providing the tools to service the increasing demand.

Forward-Looking Statements

This news release contains forward-looking statements about our business, or financial condition and prospects, that reflect our assumptions and beliefs based on information currently available. The Company can give no assurance that the expectations indicated by such forward-looking statements will be realized. There may be other risks and circumstances that we are unable to predict. When used in this news release, words such as "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including risks discussed in the company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

Investors should refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.

Contact:

Golden Edge Entertainment Investor Relations

Email: ir@gdee.rocks

Website: www.gdee.rocks